Exhibit 99.1

'HYPERTHERMIA COULD TURN OUT TO BE AMONG THE MOST POWERFUL ANTICANCER WEAPONS
                             YET' - BOSTON GLOBE

     SALT LAKE CITY, March 6 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today noted that this morning's Boston Globe ran an article entitled "Getting Warmer in Bid to Kill Tumor Cancers" in which hyperthermia was named as potentially "among the most powerful anticancer weapons yet." The Boston Globe has a circulation of 414,225. BSD Medical Corporation produces systems that deliver precision-focused microwave/RF energy to increase the temperature of cancerous tumors, producing hyperthermia in the tumors.

     "At least eight studies in recent years have shown that adding hyperthermia to chemotherapy or radiation increases the effectiveness of those treatments against melanoma, tumors in the esophagus, cervix, head, neck and brain, and breast cancers that have spread to the chest wall," the article stated, quoting Dr. Mark Dewhirst of Duke University. "I'm amazed at some of the tumors that melt away with the combination of radiation and heat," said Dr. David Wazer, Chief Radiation Oncologist at Turts-New England Medical Center, also quoted in the article.

     The Boston Globe article names four mechanisms by which hyperthermia fights cancer:

     1. "When you combine heat and radiation, the cell-killing of cancer cells is better," according to a quotation by Dr. Jay Harris, Chairman of Radiation Oncology at both Dana-Farber Cancer Institute and Brigham and Women's Hospital.

     2. "Radiation works by damaging DNA. But there must be enough oxygen nearby for this damage to occur. Parts of tumors are tough to kill because they have a poor blood supply and, thus, low oxygen levels. Raising the temperature of a tumor brings more blood and, hence, more oxygen to the tumor."

     3. "With chemotherapy, drugs get inside tumor cells through small channels on the cell surface. 'The heat opens these channels so that chemotherapy drugs can more easily enter in,'" according to Dr. Wazer also quoted above.

     4. "Hyperthermia also seems to 'jump-start the immune response' at least in mice, said Elizabeth Repasky, an immunology professor at the Rosewell Park Cancer Institute in Buffalo, who is now looking at the effects in humans. Just as a fever with the flu may boost immune response, so might hyperthermia, a kind of artificial fever."

     The Globe article referenced articles in major medical journals. According to an article in the Journal of Clinical Oncology, in a study following 109 patients, most of whom were experiencing recurrent breast cancer, 68% of patients receiving hyperthermia plus radiation experienced tumor disappearance compared to 24% tumor disappearance for those who received radiation alone. According to an article in Cancer following 68 patients, hyperthermia combined with radiation and chemotherapy produced a 90% complete remission for patients with advanced cervical cancer.

     For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on media following of its cancer therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             03/06/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /